Exhibit 23

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration
Statements:

Form S-8 Nos. 33-82968, 33-98896, 333-04633, 333-82183 and 333-58192
pertaining to the Movie Gallery, Inc. 1994 Stock Plan, as amended;

Form S-8 Nos. 333-19240 and 333-126901pertaining to the Movie Gallery, Inc. 2003 Stock Plan;

Form S-8 No. 333-109241 pertaining to the Movie Gallery, Inc. 2003 Employee Stock Purchase Plan;

of our reports dated March 22, 2006, with respect to the consolidated financial statements of Movie Gallery, Inc.; Movie Gallery, Inc. management's assessment of the effectiveness of internal control over financial reporting; and the effectiveness of internal control over financial reporting of Movie Gallery, Inc., included in this Annual Report (Form 10-K) for the fiscal year ended January 1, 2006.


                                               /s/ Ernst & Young LLP


Birmingham, Alabama
March 22, 2006